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                                   Exhibit 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                            HADRON ACQUISITION CORP.

          The undersigned, a natural person, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, as set forth in Title 8 of the Delaware Code ("DGCL"), executes this Certificate of Incorporation and certifies as follows:

     FIRST: The name of the corporation is Hadron Acquisition Corp. (the "Corporation").

     SECOND: The address of the Corporation's registered office in the State of Delaware is Intrastate Registered Agent Corporation c/o Lee W. Mistrik, 3101 Limestone Road, Suite B, Wilmington, New Castle County, Delaware 19808.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

     FOURTH: The total number of shares of capital stock of the Corporation that the Corporation shall have authority to issue is Two Thousand (2,000), of which One Thousand (1,000) shares having a par value of $0.01 per share shall be designated as Common Stock and One Thousand (1,000) shares having a par value of $0.01 shall be designated as Preferred Stock.

     Common Stock

     The shares of Common Stock shall be alike and equal in all respects and shall have one vote for each share. After the requirements with respect to preferential dividends, if any, on the Preferred Stock shall have been met, then, and not otherwise, dividends payable in cash or in any other medium may be declared and paid on the shares of Common Stock. After distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to number of shares of Common Stock held by them respectively.

     Preferred Stock

     The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock are as follows:

     The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine pursuant to a resolution or resolutions providing for such issuance duly adopted by the Board (authority to do so being hereby expressly vested in the Board) and such resolution or


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     resolutions shall also set forth, with respect to each such series of
     Preferred Stock, the following:

     (1) The distinctive designation, stated value and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

     (2) The rate of dividend, if any, on the shares of that series, whether dividends shall be cumulative and, if so, from which date, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

     (3) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, or the property or rights, including securities of any other corporation, payable in case of redemption;

     (4) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

     (5) The rights to which the holders of the shares of that series shall be entitled in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

     (6) Whether the shares of that series shall be convertible into or exchangeable for shares of capital stock of any class or any other series of Preferred Stock and, if so, the terms and conditions of such conversion or exchange, including the rate of conversion or exchange, the date upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event upon or after which they shall be convertible or exchangeable and at whose option they shall be convertible or exchangeable, and the method of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

     (7) Whether the shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

     (8) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

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     (9)  Any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualification, limitation or restriction of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

     FIFTH: The name and mailing address of the incorporator of the Corporation are Marc P. Levy, Esq., 2099 Pennsylvania Avenue, N.W., Suite 100, Washington, DC 20006.

     SIXTH: Unless and except to the extent that the By-laws of the Corporation ("By-laws") shall so require, the election of directors of the Corporation need not be by written ballot.

     SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend, and repeal the By-laws, subject to the power of the stockholders of the Corporation to amend or repeal any by-law whether or not adopted by the stockholders.

     EIGHTH: Directors of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty except that this Article shall not eliminate or limit the liability of a director (i) for any breach of a director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the DGCL; or (iv) for any transaction from which a director derived an improper personal benefit. If the DGCL hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     NINTH: The Corporation reserves the right from time to time to amend or repeal any provision in this Certificate of Incorporation, and any other provision authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges conferred upon stockholders, directors or any other person by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article, except as provided in the last sentence of Article Eighth.

     TENTH: Meetings of stockholders may be held within or outside the State of Delaware as the By-laws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws.

     ELEVENTH: The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders of the Corporation, or until their successors are elected and qualified, are:

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     Sterling Phillips
     5904 Richmond Highway
     Suite 300
     Alexandria, VA  22303

     Jon Stout
     5904 Richmond Highway
     Suite 300
     Alexandria, VA  22303

     Deborah Hickox
     5904 Richmond Highway
     Suite 300
     Alexandria, VA  22303

     TWELFTH: The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.

     The undersigned hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on October 15, 2001.


                                               /s/ Marc P. Levy
                                               ---------------------------------
                                               Marc P. Levy, Incorporator

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